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                                                        70-7218
                                                           7113

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                      AMENDMENT NO. 35 (POST-EFFECTIVE) TO

                        FORM U-1 APPLICATION-DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                           __________________________

                                CSW CREDIT, INC.
                           1616 Woodall Rogers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75202

                       CENTRAL AND SOUTH WEST CORPORATION
                           1616 Woodall Rogers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75202

                 (Names of companies filing this application and
                     address of principal executive offices)

                           __________________________

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)
                           __________________________

                                 Wendy G. Hargus
                                    Treasurer
                       Central and South West Corporation
                           1616 Woodall Rogers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75202

                                 Joris M. Hogan
                         Milbank, Tweed, Hadley & McCloy
                            One Chase Manhattan Plaza
                          New York, New York 10005-1413

                   (Names and addresses of agents for service)

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     Central and South West Corporation,  a Delaware  corporation  ("CSW") and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and CSW Credit, Inc., a Texas corporation and a wholly-- owned non-utility subsidiary of CSW ("CSW Credit"), hereby amend the Form U-1
Application-Declarations    in   File   Nos.    70-7218   &   70--   7113   (the
"Application-Declarations") in the following respects. In all other respects the Application-Declarations as previously filed and amended will remain the same.
Item 1.  Description of the Proposed Transaction.

     The final two paragraphs of Item 1 are deleted in their entirety and replaced by the following:

               CSW Credit will file the certificates required to be filed under Rule 24 of the Act no later than 45 days after the end of each calendar quarter containing the following information and statements:

                    (1) a balance sheet for CSW Credit as of the end of each quarter; and a statement of income for the three-month and twelve-month ended periods, accompanied by notes to the financial statements;

                    (2) CSW Credit's principal amount of borrowings outstanding at the end of each quarter and, in respect of each borrowing, the term, name of the lender and effective cost of borrowing;

                    (3) in respect of CSW Credit's indebtedness, a calculation of its earnings coverage in each month comprising the quarter, and a calculation of CSW Credit's capital structure as of the end of each quarter;

                    (4) twelve-month average of outstanding accounts receivable in respect of affiliate and nonaffiliate companies, identified by name and amount, and bad debt write-offs attributable to nonaffiliates, identified by name and amount, as of the end of each month comprising the quarter; provided that, if CSW Credit engages in factoring-accounts receivable of any new associate public utility, exempt wholesale generator or foreign utility company, thereafter, in all quarterly certificates to be filed hereunder, CSW Credit shall disclose the identity of such entity and provide the information required in this item (4) in respect of such new entity; (5) discount calculation for affiliate companies, and with respect to each associate public utility, identified by name, the dollar amount of discount between the retail and wholesale cost of capital;

                    (6) with respect to affiliate companies, an analysis of the allowed returns on common equity of the CSW operating utility subsidiaries as of the end of the quarter;

                    (7) factoring expense savings for affiliate companies;

                    (8) in respect of each quarter, the amount CP&L has received attributable to the factoring of HL&P receivables by CSW Credit and the related calculation of such amount;

                    (9) a copy of any state regulatory commission decision or analysis addressing the effect of the factoring of CSW system accounts receivable rates;
                    (10) a copy of CSW Credit's audited annual financial statements; and

                    (11) a copy of the accounting system procedures and chart of accounts of CSW Credit maintained by Central and South West Services, Inc.



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                                S I G N A T U R E

                    Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  February 4, 1997

                                      CENTRAL AND SOUTH WEST CORPORATION


                                   By: /s/WENDY G. HARGUS
                                          Wendy G. Hargus
                                          Treasurer

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                                S I G N A T U R E

                    Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  February 4, 1997

                                       CSW CREDIT, INC.


                                    By:/s/ STEPHEN D. WISE
                                           Stephen D. Wise
                                           Treasurer


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